The New Germany Fund, Inc.

345 Park Avenue New York, NY 10154

THE NEW GERMANY FUND, INC.
ANNOUNCES ANNUAL MEETING VOTE

FOR IMMEDIATE RELEASE

        New York, New York, June 24, 2005 – The New Germany Fund, Inc. (GF) announced today that at its annual meeting of stockholders held on June 22, 2005, all three matters before the meeting were decided as management recommended. The four directors nominated by the Board of Directors were re-elected for three-year terms. The advisory stockholder proposal to realize net asset value was defeated. These two matters had been contested. Stockholders also ratified PricewaterhouseCoopers LLP as auditors, which was not contested.

        A dissident stockholder had solicited proxies for an opposing slate of directors. The Fund’s Board of Directors had previously announced that the individuals on the opposing slate were not eligible to be seated as directors under the Fund’s Bylaws. The dissident stockholder did not submit votes for the opposing slate and therefore, any instructions in the related proxies are not included in the results of the meeting. Despite this, the Fund obtained a quorum for the meeting. The Fund has been advised unofficially that the number of votes received by management’s director nominees exceeded the number of proxies obtained, and shares beneficially held, by the dissident stockholder, which could have been voted for the opposing slate.

        More stockholders voted against than in favor of the dissident stockholder’s other proposal that stockholders “be afforded an opportunity to realize net asset value for their shares as soon as practicable.” As noted in the Fund’s proxy statement, the Board of Directors will give the proposal such weight as it believes appropriate under the circumstances, including the results of the voting. Had the dissident stockholder submitted votes for the proxies he apparently obtained, the proposal would have received more votes in favor than against. While the Board of Directors will consider the proposal, as well as the fact that no such votes were actually submitted, the Board continues to believe that the longer-term value proposition of the Fund and its capital appreciation investment objective are well served by the closed-end format. In reaching this conclusion, the Board has considered the Fund’s superior performance in recent years. The Fund’s total return in 2004 was 24.44% based on net asset value, and 93.07% in 2003*.

        As previously reported, Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services, recommended in favor of the Board’s director nominees and the Board’s recommendations that stockholders vote against the dissident stockholder’s proposal.

        For the election of directors, 7,661,376 shares were voted in favor of John Bult, 7,651,850 shares were voted in favor of John H. Cannon, 7,639,069 shares were voted in favor of Werner Walbröl and 7,627,593 shares were voted in favor of Peter Zühlsdorff. As percentages of the shares present in person or by proxy and of the shares outstanding, 91.67% of the shares present and 30.64% of the shares outstanding voted in favor of Mr. Bult, 91.55% of the shares present and 30.60% of the shares outstanding voted in favor of Mr. Cannon, 91.40% of the shares present and 30.55% of the shares outstanding voted in favor of Mr. Walbröl and 91.26% of the shares present and 30.51% of the shares outstanding voted in favor of Mr. Zühlsdorff.

        The actual voting results for the ratification of auditors and the stockholder proposal were as follows:

	For	Against	Abstain
Ratification of auditors
number of shares	8,007,399	185,364	164,917
% of outstanding	32.03%	0.74%	0.66%
% of shares present	95.81%	2.22%	1.97%

Stockholder proposal
number of shares	3,536,360	4,519,848	301,465
% of outstanding	14.14%	18.08%	1.21%
% of shares present	42.31%	54.08%	3.61%

        The New Germany Fund, Inc. is a non-diversified, closed-end investment company seeking capital appreciation primarily through investment in the Mittelstand — an important group of small and mid-cap German companies. The Fund may invest up to 35% of its assets in large cap German companies, and up to 20% in other Western European companies. Its shares are listed on the New York Stock Exchange under the symbol “GF”.

        The Fund is not diversified and may focus its investments in certain geographic regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation, political and economic change, and market risks. This may result in greater share price volatility.

        Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

        *Performance is historical, assumes reinvestment of all dividends and capital gains, and does not guarantee future results. Investment returns and principal value fluctuate with changing market conditions so that, when sold, shares may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Please visit www.newgermanyfund.com for the product’s most recent performance. The Fund’s average annual performance as of 5/31/05 for 1-year, 3-year, 5-year and 10-year periods was 18.51%, 18.05%, -5.37% and 4.25%, respectively, on a net asset value basis and 28.15%, 18.09%, -3.28% and 5.02%, respectively, on a market price basis. (06/39140)

# # # For further information please contact:
Jonathan Diorio	Rosalia Scampoli
Deutsche Asset Management	Deutsche Asset Management
Investor Relations	Media Relations
(212) 454.2208	(212) 250.5536